Exhibit 99.3

UNAUDITED BALANCE SHEET

OF ABACUS INNOVATIONS CORPORATION

As of June 26, 2016

Table of Contents

Review Report of Independent Registered Public Accounting Firm	1
Balance Sheet as of June 26, 2016	2
Notes to Financial Statement	3

Review Report of Independent Registered Public Accounting Firm

Board of Directors

Abacus Innovations Corporation

We have reviewed the accompanying Balance Sheet of Abacus Innovations Corporation (the Company) as of June 26, 2016. This Balance Sheet is the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the Balance Sheet referred to above for it to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Balance Sheet of Abacus Innovations Corporation as of January 25, 2016 (not presented herein), and we expressed an unqualified audit opinion on that balance sheet in our report dated April 15, 2016.

/s/ Ernst & Young LLP

McLean, Virginia

July 29, 2016

Abacus Innovations Corporation

Balance Sheet

(unaudited, in whole dollars)

June 26, 2016
Assets
Cash	$100

Total assets	$100

Liabilities and equity
Common stock (authorized 80,000,000 shares of $.001 par value each; 100 shares issued)	$—
Additional paid-in capital	100

Total liabilities and equity	$100

The accompanying notes are an integral part of this unaudited financial statement.

Abacus Innovations Corporation

Notes to Financial Statement (unaudited)

Note 1 – Business Overview

Abacus Innovations Corporation (“Abacus”) is a newly-formed Delaware corporation and wholly-owned subsidiary of Lockheed Martin Corporation (“Lockheed Martin”). Lockheed Martin caused Abacus to be formed on January 19, 2016, in order to facilitate separation of its Information Systems & Global Solutions business. Abacus issued 100 shares of common stock to Lockheed Martin for $100 on January 25, 2016. Abacus has engaged in no business operations to date and has no assets or liabilities, other than those incident to its formation.

The accompanying balance sheet includes the accounts of Abacus and was prepared in accordance with U.S. generally accepted accounting principles.

Abacus closes its books and records on the last Sunday of the calendar quarter, which was on June 26 for the first six months of 2016, to align its financial closing with Lockheed Martin’s financial closing period. The unaudited balance sheet included herein is labeled based on that convention. This practice only affects interim periods as Abacus’ fiscal year ends on December 31.

Abacus had no operations from January 19, 2016 through June 26, 2016, thus no statement of earnings is included with this financial statement.

Note 2 – Subsequent Events

Abacus has evaluated subsequent events through July 29, 2016. No material subsequent events have occurred that should be recorded or disclosed in this unaudited financial statement.

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